      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 15, 1996


                                                       REGISTRATION NO. 333-4885


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                      ------------------------------------



                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                      ------------------------------------


                              IDENTIX INCORPORATED
             (Exact name of registrant as specified in its charter)

           CALIFORNIA                                      94-2842496
(State or other jurisdiction of                 (I.R.S. employer identification
 incorporation or organization)                             number)

     510 NORTH PASTORIA AVENUE, SUNNYVALE, CALIFORNIA 94086, (408) 739-2000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                RANDALL C. FOWLER
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            510 NORTH PASTORIA AVENUE
                           SUNNYVALE, CALIFORNIA 94086
                                 (408) 739-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service) with copies of all orders, notices and communications to:

                             RICHARD FRIEDMAN, ESQ.
                         HELLER EHRMAN WHITE & MCAULIFFE
                              525 UNIVERSITY AVENUE
                           PALO ALTO, CALIFORNIA 94301
                                 (415) 324-7000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

                      ------------------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

 / /__________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                      ------------------------------------


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                    SUBJECT TO COMPLETION, DATED JULY 15, 1996


PROSPECTUS                   IDENTIX INCORPORATED

                                 668,976 SHARES

                                  Common Stock

                           ---------------------------


     This Prospectus (the "Prospectus") covers the offer and sale of 668,976 shares (the "Shares") of Common Stock, no par value (the "Common Stock"), of Identix Incorporated ("Identix" or the "Company") by the holders thereof named in this Prospectus (the "Selling Shareholders"). The Shares offered by the Selling Shareholders were issued to the Selling Shareholders in a private transaction as consideration for the sale of all outstanding shares of Fingerscan Pty Limited, an Australian corporation, by the Selling Shareholders to Identix.

     Some or all of the Shares may be offered for sale from time to time by the Selling Shareholders at such prices and on such terms as may be then obtainable, in negotiated transactions, or otherwise. This Prospectus may be used by the Selling Shareholders or by any broker-dealer who may participate in sales of the Shares. The Selling Shareholders will pay all commissions, transfer taxes, and other expenses associated with the sales of the Shares by them. The Company will pay the expenses of the preparation of this Prospectus.

     The Common Stock is listed on the American Stock Exchange ("AMEX") under the symbol "IDX" and on the Pacific Stock Exchange ("PSE"). On May 24, 1996, the closing price on the AMEX was $15.50 per share.

                           ---------------------------


                  THE OFFERING INVOLVES A HIGH DEGREE OF RISK.
                       SEE "RISK FACTORS" ON PAGES 3 TO 6.

                           ---------------------------



    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ---------------------------




               The date of this Prospectus is ____________, 1996.

                           ---------------------------

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to Identix and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees. In addition, the Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at such address. Such reports, proxy statements and other information can also be inspected at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at the offices of the American Stock Exchange, Inc. at 86 Trinity Place, New York, New York 10006.

                           ---------------------------

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference:

     1. The Company's annual report on Form 10-K for the fiscal year ended June 30, 1995;


     2. The Company's quarterly reports on Form 10-Q for the quarters ended September 30, 1995, December 31, 1995 and March 31, 1996;

     3. The Company's Current Report on Form 8-K dated March 26, 1996, as amended, and Current Report on Form 8-K, dated June 30, 1996; and

     4. The description of the Common Stock contained in the Company's Form 8-A Registration Statement filed with respect to the Common Stock pursuant to Section 12 of the Exchange Act.


     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of securities hereunder shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any document incorporated by reference in this Prospectus and the Company's most recent definitive proxy statement filed with the Commission, other than exhibits to such documents not specifically incorporated by reference. Such requests should be directed to Identix Incorporated, 510 North Pastoria Avenue, Sunnyvale, California 94086, Attention:
James P. Scullion, Chief Financial Officer (Telephone (408) 739-2000).

                           ---------------------------

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be carefully considered in evaluating an investment in the Common Stock offered hereby.

HISTORY OF LOSSES

     At March 31, 1996, the Company had an accumulated deficit of approximately $30,996,000. The Company experienced net losses in each year since inception, including net losses of $715,000 for the year ended June 30, 1995. Although the Company has recorded net profits in two of the last three quarters, there can be no assurance that the Company will continue to achieve profitability in any future periods.

UNCERTAINTY RELATED TO CONTRACTS WITH GOVERNMENT AGENCIES; UNPREDICTABLE REVENUE CYCLE

     A substantial portion of the Company's revenues are from government agencies. As a result, economic and political conditions beyond the Company's control will affect the performance of the Company. Government agencies are subject to political and budgetary constraints and purchases of the Company's products and services may be canceled or substantially delayed due to political and budgetary processes. In addition, the Company's contracts with local government agencies may be contingent upon availability of matching funds from state or federal entities. Government agencies also frequently require provisions in contracts that are not standard in private commercial transactions, such as bonding requirements and provisions permitting the purchasing agency to cancel the contract without penalty if funding for the contract is no longer available or is not obtained. The nature of the law enforcement market and the government procurement process has resulted in, and is expected to continue to result in, an irregular and unpredictable revenue cycle for the Company's products business. Accordingly, the Company's performance in any one period is not necessarily indicative of sales trends or future performance. In addition, sales to government agencies are contingent upon the Company's ability to meet a number of government requirements.

DEPENDENCE OF SERVICES BUSINESS ON U.S. DEPARTMENT OF DEFENSE

     During the fiscal year ended June 30, 1995 and the nine month period ended March 31, 1996, the Company's services business derived approximately 79% and 74%, respectively, of its revenue from contracts relating to the Department of Defense ("the DOD") and other United States government agencies. Because of budget cuts affecting the DOD, services revenues from the DOD have been declining. Government projections indicate a continuing decline in the levels of DOD spending, which the Company believes will result in increased competition and may result in a further decline in DOD revenues as a percentage of service revenues. The Company has been expanding its services business to other government agencies and commercial organizations, but there can be no assurance that the results of these efforts will be substantial enough to offset any further decline in revenue from the DOD. There can be no assurance that the Company's services business will not be adversely affected by further cuts in the DOD budget.

     The Company's services business generates a significant amount of its revenues from cost plus fixed fee ("CPFF") contracts under which the contracting party is paid its allowable costs incurred plus a predetermined fee or profit. During the fiscal year ended June 30, 1995 and the nine months ended March 31, 1996, the Company derived approximately 47% and 42% of its services revenues from CPFF contracts. The Company's services business also generates revenue from time-and-materials ("T&M") contracts and firm fixed-price ("FFP") contracts. T&M contracts typically provide for payment of negotiated hourly rates for labor incurred plus reimbursement of other allowable direct and indirect costs. FFP contracts provide for a fixed price for stipulated services or products, regardless of the costs incurred, which may result in losses from cost overruns. The Company anticipates that revenues from CPFF contracts will continue to decline as a percentage of its total services revenues and that the Company's revenues from FFP and T&M contracts will increase as a percentage of its total services revenues. The Company assumes greater performance risk on FFP and T&M contracts and the failure to estimate accurately ultimate costs or to control costs during performance of the work can result in reduced profit margins or losses. There can be no assurance that the Company's services business will not incur such overruns for any FFP contracts it is awarded.

DEPENDENCE UPON NEW AND UNCERTAIN MARKETS

     All of the Company's product revenues to date have been, and for the foreseeable future are anticipated to be, derived from the sale of biometric PVTs and products for law enforcement and other public sector applications. The Company's success in the products business will depend upon the development and expansion of the market domestically and internationally for such biometric products. To date, biometric products have made only very limited penetration into various potential markets and there can be no assurance that the size of the market for these products will grow. If the market fails to grow or grows more slowly than anticipated, the Company's business, financial condition and results of operations would be materially adversely affected.

COMPETITION AND TECHNOLOGICAL CHANGE

     The markets for personal identity verification products and live-scan systems are subject to continuing technological change, both as a result of technical developments exploited by competitors and as a result of the changing technical needs of the customers. In order to compete effectively in this environment, the Company must be able continually to develop and market new and enhanced products. There can be no assurance that the Company will have sufficient resources to continue to make such investments or that the Company will be able to make the technological advances necessary to compete successfully in its products business. Some of the Company's present and potential competitors have financial, marketing and research resources vastly greater than those of the Company. Existing and new competitors may enter or expand their efforts against the Company's product markets, or develop new products to compete against the Company's products. There can be no assurance that the Company's products will be able to compete successfully with the products of its competitors.

     The Company faces substantial competition from professional services providers of all sizes in the government professional services market. The Company competes by positioning itself to support specialized market niches, aligning with technology leaders and maintaining a competitive cost structure. There can be no assurance that the Company will be able to compete successfully in its services business.

DEPENDENCE ON NEW PRODUCT INTRODUCTIONS

     To date, the Company's research, development and marketing efforts have primarily concentrated on seven product types. The Company believes that the success of its products business will depend on its ability to develop, manufacture and sell new products and product enhancements. Failure to do so in a timely fashion could harm the Company's competitive position. New product introductions may contribute to fluctuations in quarterly operating results, because customers may forego ordering the Company's existing products. If new products have reliability or quality problems, then the Company may experience reduced orders, higher manufacturing costs, delays in collecting accounts receivable and additional service and warranty expense. There can be no assurance that the Company will successfully develop and manufacture any new products or product enhancements, or that new products or product enhancements introduced by the Company will be accepted in the marketplace.

PROPRIETARY TECHNOLOGY

     The success of the Company's products business will depend in part on its proprietary technology. While the Company attempts to protect its proprietary technology through patents, copyrights and trade secrets, it believes that its success will depend more upon innovation, technological expertise and distribution strength. There can be no assurance that the Company will be able to protect its technology or that competitors will not be able to develop similar technology independently. No assurance can be given that the claims allowed on any patents held by the Company will be sufficiently broad to protect the Company's technology. In addition, no assurance can be given that any patents issued to the Company will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages to the Company. The loss of patent protection on the Company's technology or the circumvention of its patent protection by competitors could have a material adverse effect on the Company's ability to compete successfully in its products business.

     The commercial success of Identix's products and processes will also depend in part on not infringing patents or proprietary rights of third parties which may relate to the Company's technologies and products. A competitor has filed a lawsuit against the Company alleging that certain of the Company's TouchPrint products violate the competitor's patent. Although the Company believes that it will prevail in this litigation, there can be no assurance that the outcome of this litigation will not have a material adverse effect on the Company's business, financial position or results of operations. In addition, there can be no assurance that Identix has not or will not infringe the patents or proprietary rights of others or that it will be able to obtain a license to any third party technology that it may require to conduct its business or that, if obtainable, such technology can be licensed at a reasonable cost. Failure by the Company to obtain a license to any technology that it may require to commercialize its technologies, processes or products may have a material adverse effect on the Company.

     Litigation, which could result in substantial cost to the Company, may also be necessary to enforce any patents issued to Identix or to determine the scope and validity of other parties' proprietary rights. If the outcome of any such litigation is adverse to the Company, its business could be adversely affected. To determine the priority of inventions, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office or foreign patent offices which could result in substantial cost to the Company.

     The Company also relies on trade secrets and proprietary know-how which it seeks to protect by confidentiality agreements with its employees and consultants and with third parties. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that its trade secrets and proprietary know-how will not otherwise become known or be independently discovered by competitors.

SHARE HOLDINGS OF ASCOM HOLDING

     As of March 31, 1996, Ascom Holding Inc. ("Ascom Holding"), a wholly owned subsidiary of Ascom Holding AG, a Swiss Company ("Ascom"), beneficially owned approximately 23% of the outstanding Common Stock. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company. On September 2, 1994, the Company entered into a Voting Trust Agreement ("Voting Trust Agreement") with Ascom whereby Ascom deposited all of its 5,418,224 shares of the Company's Common Stock ("Voting Stock") into a voting trust ("Voting Trust"). The Trustee has voting control of the Voting Stock. The term of the Voting Trust Agreement is ten years.

     Ascom has preemptive rights with respect to issuances of the Company's securities and registration rights with respect to the securities it holds. The Company's ability to obtain additional financing on favorable terms in the future may be adversely affected by the existence of these preemptive rights and registration rights.

DEPENDENCE ON KEY EMPLOYEES

     The future success of the Company is dependent in part on its ability to retain certain key personnel. The Company also needs to attract additional skilled personnel in certain areas of its business to continue to grow. There can be no assurance that the Company will be able to retain its existing personnel or attract additional qualified employees in the future.

DEPENDENCE ON SUPPLIERS

     Certain of the components included in Identix's personal identity verification and live-scan systems are obtained from a single source or a limited group of suppliers. Although Identix seeks to reduce dependence on these sole and limited source suppliers, the partial or complete loss of certain of these sources could result in delays and require the incurrence of development costs to establish alternative sources which could have a material adverse effect on the Company's results of operations and damage customer relationships. Further, a significant increase in the price of one or more of these components could adversely affect the Company's results of operations.

UNCERTAINTY OF MARKET ACCEPTANCE

     The Company has strategic relationships regarding certain of its products in an effort to enhance its marketing efforts. There can be no assurance that such strategic relationships, such as the Company's joint marketing arrangement with Oracle Corp., will generate meaningful sales growth in the future.

     In the services industry, ANADAC has begun to expand its marketing efforts beyond the DOD to other government agencies and to the private sector because the DOD has experienced budget cuts. There can be no assurance that ANADAC will be able to compete successfully in these other markets.

REQUIREMENT FOR ADDITIONAL FUNDS


     The Company has not yet achieved positive cash flow from operations of its products business and may need additional financing to support operations of its products business unless sales volume increases to a level sufficient to generate positive cash flow. There can be no assurance that the Company will be able to obtain such financing if needed, or that the terms of such financing will be favorable to the Company. In the past, the Company has required waivers from its banks regarding noncompliance with certain loan covenants and there can be no assurance such waivers, if required, will be available in the future. The Company believes that cash flow from operations, together with existing working capital and two bank lines of credit maintained by the Company will be adequate for its cash requirements through June 30, 1997.


PRODUCT RECALL AND PRODUCT LIABILITY

     There is a risk, that for unforeseen reasons, Identix may be required to repair or replace a substantial number of products in use or to reimburse persons for products that fail. Any one of these circumstances could adversely affect the Company's results of operations. The Company does carry product liability insurance, but there can be no assurance that existing coverage is adequate for current operations or will be adequate for future operations. The Company's business could be adversely affected by the assertion of product liability claims.

VOLATILITY OF MARKET PRICE OF COMMON STOCK

     From July 1, 1993 through March 31, 1996, the Common Stock traded within a range of $1.75 to $16.75 per share. The market price of the Common Stock is subject to significant fluctuations in response to variations in quarterly operating results and other factors such as the timing and volume of government procurements for the Company's products or services, announcements of technological innovations or new products or services by the Company or by the Company's competitors and developments in patent or other proprietary rights. In addition, the stock market has recently experienced significant price fluctuations, often unrelated to the operating performance of the specific companies whose stocks are traded. Broad market fluctuations, as well as economic conditions generally and in the Company's products and services industries specifically, may adversely affect the market price of the Common Stock.

                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of Shares by the Selling Shareholders. See "Selling Shareholders."

                              PLAN OF DISTRIBUTION

     Some or all of the Shares covered by this Prospectus will be offered by the Selling Shareholders through broker-dealers who receive ordinary brokers' commissions in connection with such sales. The Shares may be sold in privately negotiated transactions or otherwise, and participating broker-dealers may act as agents or principals, or both, in connection with such sales. Identix has not entered into any agreements, arrangements or understandings for the sale of the Shares covered by this Prospectus. The Selling Shareholders and any other persons who participate in the resale of the Shares, may be deemed to be underwriters under the Securities Act. Any commissions paid or any discounts or concessions allowed by such person, any profits received on resale of the Shares, may be deemed to be underwriting discounts and commissions under the Securities Act. Identix is registering the Shares pursuant to contractual obligations and has paid expenses of the preparation of the Prospectus.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock by the Selling Shareholders as of the date of this Prospectus and as adjusted to reflect the sale by Selling Shareholders of the Shares offered hereby. Except as otherwise indicated, the Company believes that the beneficial owner of the securities listed below, based on information furnished by such owner, has sole investment and voting power with respect to the Common Stock shown as being beneficially owned by each of the Selling Shareholders.

                                                             SHARES BENEFICIALLY                             Shares Beneficially
                                                               OWNED PRIOR TO                                    Owned After
                                                                Offering (1)               Shares to              Offering
                                                        ---------------------------                        -----------------------
               Selling Shareholders                       Number            Percent         be Sold        Number          Percent
- -------------------------------------------------       -----------      ----------        ---------       -----------------------
Caprica Pty Limited                                     348,637(2)          1.45%           348,637           0              0%

Permanent Trustee Australia Limited                     311,101(3)          1.29%           311,101           0              0%

Roger Allen                                                9,238              *              9,238            0              0%


- ---------------------------


*    Less than 1%.

(1) Applicable percentage of ownership is based on 24,061,242 shares of Common Stock outstanding as of April 30, 1996.

(2) 117,783 Shares of Common Stock offered by the Selling Shareholder are being held in an escrow pursuant to the terms of the acquisition of Fingerscan Pty Limited. Of such Shares, 58,891 will be subject to release on March 27, 1997 and the remaining 58,892 Shares will be subject to release on March 27, 1998. Mr. John Parselle, a majority shareholder of Caprica Pty Limited, is the Managing Director of Fingerscan Pty Limited.

(3) All of the Shares of Common Stock offered by the Selling Shareholder are being held in an escrow pursuant to the terms of the acquisition of Fingerscan Pty Limited. Of such Shares, 192,456 Shares will be subject to release on March 27, 1998 and 118,645 Shares will be subject to release upon satisfaction of certain conditions set forth in the agreement for acquisition of Fingerscan Pty Limited.

                                  LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Heller Ehrman White & McAuliffe, Palo Alto, California.

                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Identix Incorporated for the year ended June 30, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee and the American Stock Exchange, Inc. and the Pacific Stock Exchange, Inc. listing fees.

Securities and Exchange Commission registration fee..................          $3,590.00
American Stock Exchange, Inc. listing fee............................          13,380.00
Pacific Stock Exchange, Inc. listing fee.............................             350.00
Legal fees and expenses..............................................           7,000.00
Accounting fees and expenses.........................................           1,000.00
Miscellaneous........................................................             500.00
                                                                              ----------

         Total.......................................................         $25,820.00
                                                                              ==========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 317 of the California Corporations Code permits a corporation to include in its charter documents and in agreements between the corporation and its directors and officers, indemnity in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

     Article Fourth of the registrant's Articles of Incorporation provides as follows:

         FOURTH: The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. This corporation is also authorized, to the fullest extent permissible under California law, to indemnify its agents (as defined in Section 317 of the California Corporations Code), whether by bylaw, agreement or otherwise in excess of the indemnification expressly permitted by Section 317 and to advance defense expenses to its agents in connection with such matters, as they are incurred. If, after the effective date of this Article, California law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expenses to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to "California law" shall to that extent be deemed to refer to California law as so amended.

     Article VI of the registrant's Bylaws provides as follows:

         Section 1. INDEMNIFICATION. As authorized by the articles of incorporation, to the fullest extent permissible under California law and in excess of that which is expressly permitted by Section 317 of the California Corporations Code (the "Code"), the corporation shall indemnify its directors and officers against all expenses, judgments, fines, settlements and other amounts actually and reasonably incurred by them in connection with any proceeding, including an action by or in the right of the corporation, by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of anther corporation, or of a partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans. To the fullest extent permissible under California law, expenses incurred by a director or officer seeking indemnification under this bylaw in defending any proceeding shall be advanced by the corporation as they are incurred upon receipt by the corporation of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that the director or officer is not entitled to be indemnified by the corporation for those expenses. If, after the effective date of this bylaw, California law is amended in a manner which permits the corporation to authorize indemnification of, or advancement of expenses to, its directors or officers, in any such case to a greater extent that is permitted on such effective date, the references in this bylaw to "California law" shall to that extent be deemed to refer to California law as so amended. The rights granted by this bylaw are contractual in nature and, as such, may not be altered with respect to any present or former director or officer without the written consent of that person.

         Section 2. PROCEDURE. Upon written request to the Board of Directors by a person seeking indemnification under this bylaw, the Board shall promptly determine in accordance with Section 317(e) of the Code whether the applicable standard of conduct has been met and, if so, the Board shall authorize indemnification. If the Board cannot authorize indemnification because the number of directors who are parties to the proceeding with respect to which indemnification is sought prevents the formation of a quorum of directors who are not parties to the proceeding, then, upon written request by the person seeking indemnification, independent legal counsel (by means of a written opinion obtained at the corporation's expense) or the corporation's shareholders shall determine whether the applicable standard of conduct has been met and, if so, shall authorize indemnification.

         Section 3. DEFINITION. The term "proceeding" means any threatened, pending or completed action or proceedings, whether civil, criminal, administrative or investigative. The term "expenses" includes, without limitation, attorneys' fees and any expenses of establishing a right to indemnification.

ITEM 16.  EXHIBITS

     (a) Exhibits


         * 5.1 Opinion of Heller Ehrman White & McAuliffe

         *23.1 Consent of Heller Ehrman White & McAuliffe (contained in opinion filed as Exhibit 5.1)

          23.2 Consent of Price Waterhouse LLP, Independent Accountants

         *24.1 Power of Attorney

         *     Previously filed.


17.  UNDERTAKINGS

     A.  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Restated Articles of Incorporation and Bylaws, and the California Corporations Code, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person for liabilities arising under the Act in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, California on July 12, 1996.

                                      IDENTIX INCORPORATED

                                      By:  /s/ JAMES P. SCULLION
                                           ---------------------
                                           James P. Scullion,
                                           Vice President Finance,
                                           Chief Financial Officer and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

                 *                    President, Chief Executive Officer and                         July 12, 1996
- ----------------------------------    Director (Principal Executive Officer)
         Randall C. Fowler



/s/ JAMES P. SCULLION                 Vice President, Finance, Chief Financial                       July 12, 1996
- ----------------------------------    Officer and Secretary (Principal Financial
         James P. Scullion            and Accounting Officer)


                 *                    Director                                                       July 12, 1996
- ----------------------------------
         Randall Hawks, Jr.



                 *                    Director                                                       July 12, 1996
- ----------------------------------
          Patrick H. Morton

              *                       Director                                                       July 12, 1996
- ----------------------------------
               Fred U. Sutter

              *                       Director                                                       July 12, 1996
- ----------------------------------
             Harrison N. Walther

              *                       Director                                                       July 12, 1996
- ----------------------------------
               Larry J. Wells

              *                       Director                                                       July 12, 1996
- ----------------------------------
                  Ed Zschau

*By:  /s/ JAMES P. SCULLION
- ----------------------------------
           James P. Scullion
           Attorney-in-Fact